Exhibit 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                            Three Months Ended
                                                                 March 31,
                                                              1999      1998
                                                              ----      ----

Net income                                                   $ 91.9    $ 81.7

Provision for income taxes                                     49.2      45.4
                                                             ------    ------

Earnings before provision for income taxes                    141.1     127.1
                                                             ------    ------
Fixed charges:
  Interest and debt expense on indebtedness                   273.3     244.6
  Minority interest in subsidiary trust holding solely
   debentures of the Company                                    4.8       4.8
  Interest factor - one third of rentals on
   real and personal properties                                 2.3       2.3
                                                             ------    ------

  Total fixed charges                                         280.4     251.7
                                                             ------    ------

    Total earnings before provision for income
     taxes and fixed charges                                 $421.5    $378.8
                                                             ======    ======

Ratios of earnings to fixed charges                           1.50x     1.50x
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